Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160748

STEADFAST INCOME REIT, INC.
SUPPLEMENT NO. 20 DATED JANUARY 9, 2013
TO THE PROSPECTUS DATED APRIL 24, 2012
This document supplements, and should be read in conjunction with, our prospectus dated April 24, 2012, as supplemented by Supplement No. 15, dated October 16, 2012, Supplement No. 16, dated October 26, 2012, Supplement No. 17, dated November 8, 2012, Supplement No. 18, dated November 15, 2012, and Supplement No. 19, dated December 5, 2012, relating to our offering of up to $1,650,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 20 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 20 is to disclose:

•	the status of our public offering;

•	the refinancing of Renaissance St. Andrews, a residential property located in Louisville, Kentucky;

•	the financing of Valley Farms Apartments, a residential property located in Louisville, Kentucky; and

•	our recent property acquisitions.
Status of Our Public Offering
We commenced our initial public offering of up to $1,650,000,000 in shares of our common stock on July 19, 2010. As of January 4, 2013, we had received and accepted investors’ subscriptions for and issued 22,369,018 shares of our common stock in our public offering, resulting in gross offering proceeds of approximately $223,615,297. As of January 4, 2013, we had raised approximately $229,308,584 in gross offering proceeds in both our private and public offerings. Effective September 10, 2012, the offering price per share in our public offering is $10.24 and the offering price for shares issued pursuant to our distribution investment plan is $9.73.

As of January 4, 2013, approximately 127,969,309 shares of our common stock remained available for sale to the public under our initial public offering, excluding shares available under our distribution reinvestment plan. We will sell shares of our common stock in our initial public offering until the earlier of July 9, 2013 or the date on which the maximum offering amount has been sold.
Refinancing of the Renaissance St. Andrews Loan
On December 27, 2012, SIR Renaissance, LLC, or SIR Renaissance, a wholly-owned subsidiary of Steadfast Income REIT Operating Partnership, L.P., our operating partnership, refinanced an existing mortgage loan, or the acquisition loan, secured by a multifamily property located in Louisville, Kentucky, commonly known as Renaissance St. Andrews, or the Renaissance St. Andrews property, with the proceeds of a loan in the aggregate principal amount of $9,084,000, or the RSA loan, from Walker & Dunlop, LLC, or Walker & Dunlop, pursuant to the requirements of the Fannie Mae DUS Supplemental Loan Program. The RSA loan is evidenced by a promissory note issued by SIR Renaissance in favor of Walker & Dunlop in the aggregate principal amount of $9,084,000, or the RSA note, and a Multifamily Loan and Security Agreement between SIR Renaissance and Walker & Dunlop, or the RSA loan agreement.

A portion of the proceeds of the RSA loan were used by SIR Renaissance to retire $7,000,000 of the outstanding principal and accrued and unpaid interest on the acquisition loan. The balance of the proceeds will be used for future property acquisitions and related costs.

Interest on the outstanding principal balance of the RSA loan accrues at a rate of 3.85% per annum, or the RSA interest rate, and a monthly payment will be due and payable on the first day of each month as described in the RSA loan agreement, commencing February 1, 2013, until January 1, 2023, or the RSA maturity date. The entire outstanding principal balance of the RSA loan, plus any accrued and unpaid interest thereon, is due and payable in full on the RSA maturity date. So long as any monthly payment or any other amount due under the RSA loan remains past due for 30 days or more, interest will accrue on the unpaid principal balance of the RSA loan at a rate equal to the lesser of (1) the RSA interest rate plus 4.0% or (2) the maximum interest rate that may be collected under applicable law. So long as any payment due under the RSA loan is not received by Walker & Dunlop within ten days after such payment is due, SIR Renaissance will pay to Walker & Dunlop, immediately and without demand by Walker & Dunlop, a late charge equal to 5.0% of the amount of the payment due. SIR Renaissance may voluntarily prepay all, but not less than all, of the unpaid principal balance of the RSA loan and all accrued interest thereon and other sums due to Walker & Dunlop under the RSA loan during the term of the RSA loan, provided that SIR Renaissance must provide Walker & Dunlop prior written notice of such prepayment and pay a prepayment fee to Walker & Dunlop, calculated in accordance with the terms of the RSA loan agreement.

The performance of the obligations of SIR Renaissance under the RSA loan are secured by a Multifamily Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, or RSA mortgage, by SIR Renaissance for the benefit of Walker & Dunlop with respect to the Renaissance St. Andrews property.

Pursuant to the RSA loan agreement, SIR Renaissance will have no personal liability under the RSA loan agreement, the RSA note, the RSA mortgage or the other documents related to the RSA loan, which we collectively refer to as the “RSA loan documents,” for the repayment of the principal and interest and any other amounts due under the RSA loan documents, which we refer to as the “indebtedness,” or for the performance of any other obligations under the RSA loan documents; provided, however, that SIR Renaissance will be personally liable to Walker & Dunlop for the repayment of a portion of the indebtedness equal to any loss or damage suffered by Walker & Dunlop upon the occurrence of certain specified events.

In connection with the RSA loan, we absolutely, unconditionally and irrevocably guaranteed to Walker & Dunlop the full and prompt payment and performance when due of (1) all amounts, liabilities and obligations for which SIR Renaissance is personally liable under the RSA loan agreement and the Environmental Indemnity Agreement entered into by SIR Renaissance and (2) all costs and expenses, including reasonable fees and expenses of attorneys and expert witnesses, incurred by Walker & Dunlop in enforcing its rights in connection with our guaranty.
Financing of Valley Farms Apartments
As previously disclosed, on August 30, 2012, we acquired a 160-unit multifamily residential community located in Louisville, Kentucky, referred to as Valley Farms Apartments, or the Valley Farms property, through SIR Valley Farms, LLC, or SIR Valley Farms, for an aggregate purchase price of $15,100,000, excluding closing costs.

On December 28, 2012, SIR Valley Farms obtained mortgage financing on the Valley Farms property in the aggregate principal amount of $10,400,000 from Wells Fargo Bank, National Association, or Wells Fargo, which we refer to as the “Valley Farms loan,” as evidenced by a Promissory Note, or Valley Farms note, and pursuant to a Loan Agreement, or the Valley Farms loan agreement. The Valley Farms loan has a maturity date of January 1, 2020, or Valley Farms maturity date. SIR Valley Farms paid a loan origination fee of $104,000 to Wells Fargo in connection with the Valley Farms loan.

Interest on the outstanding principal balance of the Valley Farms loan accrues at a fixed rate of 4.25% per annum and a monthly payment of principal and interest in the amount of $51,162 is due and payable on the first day of every calendar month commencing on February 1, 2013 and continuing until the Valley Farms maturity date as further described in the Valley Farms loan agreement. SIR Valley Farms may voluntarily prepay all of the unpaid principal balance of the Valley Farms loan and all accrued interest thereon and other sums due to Wells Fargo under the Valley Farms loan in accordance with the terms of the Valley Farms loan agreement.

The performance of the obligations of SIR Valley Farms under the Valley Farms loan is secured by a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, or the Valley Farms mortgage, by SIR Valley Farms to and for the benefit of Wells Fargo with respect to the Valley Farms property. Additionally, pursuant to an Assignment of Leases and Rents, SIR Valley Farms assigned all of its rights, title and interests in the Valley Farms mortgage to Wells Fargo, effective upon an event of default under any of the Valley Farms loan documents (as defined below).

SIR Valley Farms will have no personal liability under the Valley Farms note, the Valley Farms loan agreement, Valley Farms mortgage or any other loan document, collectively referred to as the “Valley Farms loan documents,” for the repayment of the principal and interest and any other amounts due under the Valley Farms loan documents, which we refer to as the “Valley Farms indebtedness,” or for the performance of any other obligations under the Valley Farms loan documents; provided, however, SIR Valley Farms will be personally liable to Wells Fargo for the repayment of a portion of the Valley Farms indebtedness under the Valley Farms loan documents equal to any loss or damage suffered by Wells Fargo upon the occurrence of certain specified events. In connection with the Valley Farms loan, we and our operating partnership have absolutely and unconditionally guaranteed to Wells Fargo the prompt and unconditional payment and performance when due of all amounts, obligations and liabilities for which SIR Valley Farms is personally liable under the Valley Farms loan agreement.
Our Recent Property Acquisitions
As described in greater detail below, we acquired Forty-57 at Glasford Apartments, a multifamily community located in Lexington, Kentucky on December 20, 2012, South Pointe at Valley Farms, a partially completed multifamily residential project located in Louisville, Kentucky on December 28, 2012, Keystone Farms Apartments and Riverford Crossing, multifamily communities located in Nashville, Tennessee and Frankfort, Kentucky, respectively, on December 28, 2012, and Hilliard Grand Apartments and Montecito Apartments, multifamily communities located in Dublin, Ohio and Austin, Texas, respectively, on December 31, 2012. With the acquisition of these six properties, we have invested over $570 million in 30 properties in ten states representing 6,690 units and 8,995 square feet of commercial space. Our first two properties were acquired in 2010, we added six properties in 2011, and we purchased 22 additional properties in 2012.

Acquisition of Forty-57 at Glasford Apartments
On December 20, 2012, or the Forty 57 closing date, we acquired from a third party seller a fee simple interest in a 436-unit multifamily residential community located in Lexington, Kentucky, known as Forty-57 at Glasford Apartments, or the Forty 57 property, through SIR Forty 57, LLC, or SIR Forty 57, a wholly-owned subsidiary of our operating partnership.
Financing and Fees
SIR Forty 57 acquired the Forty 57 property for an aggregate purchase price of $52,500,000, excluding closing costs. SIR Forty 57 funded the payment of the purchase price for the Forty 57 property with (1) proceeds from our ongoing public offering and (2) a loan in the aggregate principal amount of $38,500,000 from PNC Bank, Natonal Association, or PNC, pursuant to the requirements of the Federal Home Loan Mortgage Corporation, or Freddie Mac, Capital Markets Execution Program, which we refer to as the “Forty 57 loan,” as evidenced by the Multifamily Note, or Forty 57 note, and Multifamily Loan and Security Agreement, or the Forty 57 loan agreement.
An acquisition fee of approximately $1,058,000 was earned by Steadfast Income Advisor, LLC, our advisor, in connection with the acquisition of the Forty 57 property, which acquisition fee is expected to be paid to our advisor subject to the terms of our advisory agreement with our advisor. The capitalization rate for the Forty 57 property as of the closing of the acquisition was 6.02%. We calculate the capitalization rate for a real property by dividing “net operating income” of the property by the purchase price of the property, excluding acquisition costs. Net operating income is calculated by deducting all operating expenses of a property, including property taxes and management fees but excluding debt service payments and capital expenditures, from gross operating revenues received from a property. For purposes of this calculation, net operating income is determined using the projected first year net operating income of the property based on in-place leases, potential rent increases or decreases for each unit and other revenues from late fees or services, adjusted for estimated vacancies, tenant concessions, if any, and charges not collected.

Forty 57 Loan
In connection with the acquisition of the Forty 57 property, SIR Forty 57 borrowed $38,500,000 from PNC pursuant to the Forty 57 note. The Forty 57 loan has a maturity date of January 1, 2023, or the Forty 57 maturity date. SIR Forty 57 paid a loan origination fee of $231,000 to PNC in connection with the Forty 57 loan.
Interest on the outstanding principal balance of the Forty 57 loan accrues at a fixed rate of 3.73% per annum, or the Forty 57 interest rate, and a monthly payment of interest in the amount of $3,989 multiplied by the number of days in the month will be due and payable on the first day of each month, commencing February 1, 2013 and continuing until January 1, 2015. Beginning on February 1, 2015 and continuing until and including the monthly payment due on the Forty 57 maturity date, a monthly payment of principal and interest in the amount of $177,863 will be due and payable on the first day of each month. The entire outstanding principal balance of the Forty 57 loan, plus any accrued and unpaid interest thereon, is due and payable in full on the Forty 57 maturity date. So long as any monthly payment or any other amount due under the Forty 57 loan remains past due for 30 days or more, interest will accrue on the unpaid principal balance of the Forty 57 loan at a rate equal to the lesser of the Forty 57 interest rate plus 4.0% or the maximum interest rate which may be collected by PNC under applicable law. So long as any payment due under the Forty 57 loan is not received by PNC within 10 days after such payment is due, SIR Forty 57 will pay to PNC, immediately and without demand by PNC, a late charge equal to 5.0% of the amount of the payment due.
SIR Forty 57 may voluntarily prepay all, but not less than all, of the unpaid principal balance of the Forty 57 loan and all accrued interest thereon and other sums due to PNC under the Forty 57 loan on a date when a monthly installment is due during the term of the Forty 57 loan, provided that SIR Forty 57 must provide PNC with at least 30 days prior written notice of such prepayment. SIR Forty 57 must also pay a prepayment fee to PNC, calculated in accordance with the terms of the Forty 57 note, in connection with any voluntary prepayment of the Forty 57 loan. The terms of prepayment of the Forty 57 loan vary depending on whether or not the Forty 57 loan has been assigned to a Real Estate Mortgage Investment Conduit (REMIC) trust.
The performance of the obligations of SIR Forty 57 under the Forty 57 loan are secured by a Multifamily Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Financing Statement, or the Forty 57 mortgage, by SIR Forty 57 to and for the benefit of PNC with respect to the Forty 57 property. Additionally, pursuant to an Assignment of Management Agreement, SIR Forty 57 assigned all of its rights, title and interests in the Forty 57 management agreement (as described below) to PNC, effective upon an event of default under any of the Forty 57 loan documents (defined below).
Pursuant to the Forty 57 note, SIR Forty 57 will have no personal liability under the Forty 57 note, the Forty 57 loan agreement, the Forty 57 mortgage or any other loan document, which we collectively refer to as the “Forty 57 loan documents,” for the repayment of the principal and interest and any other amounts due under the Forty 57 loan documents, which we refer to as the “Forty 57 indebtedness,” or for the performance of any other obligations under the Forty 57 loan documents; provided, however, that SIR Forty 57 will be personally liable to PNC for the repayment of a portion of the Forty 57 indebtedness equal to any loss or damage suffered by PNC upon the occurrence of certain specified events.
In connection with the Forty 57 loan, we have absolutely, unconditionally and irrevocably guaranteed to PNC the full and prompt payment when due of all amounts for which SIR Forty 57 is personally liable under the Forty 57 note. We also have absolutely, unconditionally and irrevocably guaranteed to PNC all costs and expenses incurred by PNC in enforcing our guaranty.

Management of the Property
On the Forty 57 closing date, SIR Forty 57 and Steadfast Management Company, Inc., or Steadfast Management, entered into a Property Management Agreement, or the Forty 57 management agreement, pursuant to which Steadfast Management will serve as the exclusive leasing agent and manager of the Forty 57 property. Pursuant to the Forty 57 management agreement, SIR Forty 57 will pay Steadfast Management a monthly management fee in an amount equal to 2.5% of the Forty 57 property’s gross collections (as defined in the Forty 57 management agreement) for each month. The Forty 57 management agreement has an initial term that expires on December 20, 2013 and will continue thereafter on a month-to-month basis unless either party gives 60 days prior written notice of its desire to terminate the Forty 57 management agreement. SIR Forty 57 may terminate the Forty 57 management agreement at any time upon 30 days prior written notice to Steadfast Management in the event of the gross negligence, willful misconduct or bad acts of the Steadfast Management or any of Steadfast Management’s employees. Either party may terminate the Forty 57 management agreement due to a material breach of the other party’s obligations under the agreement that remains uncured for 30 days after written notification of such breach.
Description of the Property
The Forty 57 property is a 436-unit residential community constructed between 2008 and 2012. The Forty 57 property is comprised of 19 three-story residential buildings on a 27-acre site. The apartments at the Forty 57 property consist of a mix of one, two, and three bedroom units averaging approximately 1,005 square feet per unit. Average in-place monthly rent at the Forty 57 property was approximately $860 as of December 19, 2012. Unit amenities at the Forty 57 property include large contemporary floor plans, private entries, nine-foot ceilings, attached and detached garages, private patios or balconies, storage space, built-in tech centers and bookcases, fiber optic wiring, cable television and high speed internet, contemporary black appliances, breakfast bars, stone back splashes, all wood cabinetry, ceramic tile kitchen and bathroom floors, ceiling fans, walk-in closets, Roman soaking tubs and shower stalls. In addition, select units have stacked washers and dryers and full size washer and dryer hookups. Property amenities at the Forty 57 property include a clubhouse with computer cafe, Wi-Fi and coffee bar, community room with kitchen and large screen television, two resort-style outdoor pools with sundeck, executive conference room, state of the art fitness center, movie theatre, volleyball court, putting green, self-serve car wash area, picnic area with barbecue grills, professional landscaping and ample green space. Occupancy at the Forty 57 property was 88% as of December 19, 2012.
Management currently has no material plans for capital improvements at the Forty 57 property and believes that the Forty 57 property is adequately covered by insurance and is suitable for its intended purposes. For 2013, the estimated real estate taxes on the Forty 57 property total approximately $600,000.
The Forty 57 property is located approximately 6 miles south of downtown Lexington. The Forty 57 property faces competition from other multifamily apartment properties located in the Lexington, Kentucky market.
For federal income tax purposes, we estimate that the depreciable basis in the Forty 57 property will be approximately $49,400,000. We will depreciate buildings based upon an estimated useful life of 27.5 years.
Acquisition of Hilliard Grand Apartments
As previously disclosed, on September 11, 2012, we acquired a 201-unit multifamily residential community located in Columbus, Ohio, commonly known as Hilliard Park Apartments, or the Hilliard Park property, and on September 28, 2012, we acquired a 208-unit multifamily residential community located in Columbus, Ohio, commonly known as Hilliard Summit, or the Hilliard Summit property. On December 31, 2012, or the Hilliard Grand closing date, through SIR Hilliard Grand, LLC, or SIR Hilliard Grand, a wholly-owned subsidiary of our operating partnership, we acquired from a third party seller a 100% membership interest in Hilliard Grand Apartments, LLC, or Hilliard Grand, which is the fee simple owner of a 314-unit multifamily property located in Dublin, Ohio known as the Hilliard Grand Apartments, or the Hilliard Grand property. The Hilliard Park property, the Hilliard Summit property and the Hilliard Grand property were acquired from the same third-party seller and are located in the same geographic area. As a result, we view the acquisition of the Hilliard Park property, the Hilliard Summit property and the Hilliard Grand property as a series of related transactions with respect to an acquisition of a portfolio of properties.

Financing and Fees
SIR Hilliard Grand acquired the Hilliard Grand property through its purchase of the membership interests of Hilliard Grand, or membership interests, for an aggregate purchase price of $40,500,000, excluding closing costs. SIR Hilliard Grand funded the payment of the purchase price for the Hilliard Grand property with a combination of (1) proceeds from our ongoing public offering and (2) the assumption of an existing mortgage loan from Red Mortgage Capital, LLC, or RMC, in the principal amount of $29,322,700, as modified, which we refer to as the “Hilliard Grand loan,” as evidenced by a Mortgage Note, as modified, or Hilliard Grand note, and Loan Modification Agreement, or the Hilliard Grand loan agreement.
An acquisition fee of approximately $815,000 was earned by our advisor in connection with the acquisition of the Hilliard Grand property, which acquisition fee is expected to be paid to our advisor subject to the terms of our advisory agreement with our advisor. The capitalization rate for the Hilliard Grand property as of the closing of the acquisition was 7.02%.
Hilliard Grand Loan
In connection with the acquisition of the membership interests, SIR Hilliard Grand assumed the Hilliard Grand loan and all obligations under the Hilliard Grand note, Hilliard Grand loan agreement, and the Open-End Mortgage Deed, or the Hilliard Grand mortgage, which we collectively refer to as the “Hilliard Grand loan documents.” As of the Hilliard Grand closing date, the outstanding principal balance of the Hilliard Grand loan was $29,256,469. The Hilliard Grand note was endorsed for mortgage insurance by the Secretary of Housing and Urban Development. Hilliard Grand paid a loan origination fee of $146,282 to RMC in connection with the Hilliard Grand loan.
Interest on the outstanding principal balance of the Hilliard Grand loan accrues at a rate of 5.59% per annum, and a monthly payment of $153,038 will be due and payable on the first day of each month until the monthly payment due on August 1, 2052, or the Hilliard Grand maturity date. The entire outstanding principal balance of the Hilliard Grand loan, plus any accrued and unpaid interest thereon, is due and payable in full on the Hilliard Grand maturity date. So long as any payment due under the Hilliard Grand loan is not received by RMC for more than fifteen days after such payment is due, Hilliard Grand will pay to RMC a late charge equal to 2.0% of the amount of the payment due; provided, however, that the interest rate in conjunction with the late charge is not in excess of the maximum rate of interest permitted by law. Hilliard Grand may voluntarily prepay all or part of the unpaid principal balance of the Hilliard Grand loan and all accrued interest thereon and other sums due to RMC under the Hilliard Grand note on the last day of any calendar month on or after August 31, 2015, provided that Hilliard Grand must provide RMC with at least 30 days notice of such prepayment. Hilliard Grand may also be required to pay a prepayment fee to RMC calculated in accordance with the terms of the Hilliard Grand note and as further described in the Hilliard Grand note in connection with any voluntary prepayment of the Hilliard Grand loan.
The performance of the obligations of Hilliard Grand under the Hilliard Grand loan are secured by the Hilliard Grand mortgage for the benefit of RMC with respect to the Hilliard Grand property. Pursuant to the Hilliard Grand note, Hilliard Grand will have no personal liability under the Hilliard Grand note for the repayment of the principal and interest and any other amounts due under the Hilliard Grand loan documents or for the performance of any other obligations under the Hilliard Grand loan documents.
Management of the Hilliard Grand Property
On the Hilliard Grand closing date, Hilliard Grand and Steadfast Management entered into a Property Management Agreement, or the Hilliard Grand management agreement, pursuant to which Steadfast Management will serve as the exclusive leasing agent and manager of the Hilliard Grand property. Pursuant to the Hilliard Grand management agreement, Hilliard Grand will pay Steadfast Management a monthly management fee in an amount equal to 2.5% of the Hilliard Grand property’s gross collections (as defined in the Hilliard Grand management agreement) for each month. The Hilliard Grand management agreement has an initial term that expires on December 31, 2013 and will continue thereafter on a month-to-month basis unless either party gives 60 days prior written notice of its desire to terminate the Hilliard Grand management agreement. Hilliard Grand may terminate the Hilliard Grand management agreement at any time upon 30 days prior written notice to Steadfast Management in the event of the gross negligence, willful misconduct or bad acts of Steadfast Management or any of Steadfast Management’s employees. Either party may terminate the Hilliard Grand management agreement due to a material breach of the other party’s obligations under the agreement that remains uncured for 30 days after written notification of such breach.

Description of the Hilliard Grand Property
The Hilliard Grand property is a 314-unit residential community constructed between 2010 and 2012. The Hilliard Grand property is comprised of 38 two-story residential buildings on a 36.02-acre site. The apartments at the Hilliard Grand property consist of a mix of one, two and three-bedroom units averaging 1,192 square feet per unit. Average in-place monthly rent at the Hilliard Grand property was approximately $1,175 as of December 27, 2012. Unit amenities at the Hilliard Grand property include attractive painted white woodwork throughout, custom birch kitchen cabinetry and bathroom vanities, fully appointed kitchens with Whirlpool appliances, granite-like laminate kitchen tops with backsplash, washer and dryer hookups, oversized walk-in closets and private patio or balcony decks. In addition, select units have vaulted or nine-foot ceilings. Property amenities at the Hilliard Grand property include a resort-style clubhouse, outdoor swimming pool, barbecue gazebo, outdoor lounge with fire pit, fitness center, yoga and pilates studio, community garden, car wash and vacuum facility, playground equipment and free clubhouse Wi-Fi. Occupancy at the Hilliard Grand property was 94.2% as of December 27, 2012.
Management currently has no material plans for capital improvements at the Hilliard Grand property and believes that the Hilliard Grand property is adequately covered by insurance and is suitable for its intended purposes. For 2013, the estimated real estate taxes on the Hilliard Grand property total approximately $755,000.
The Hilliard Grand property is located approximately 12 miles northwest of downtown Columbus, Ohio, in the suburb community of Dublin. The Hilliard Grand property faces competition from other multifamily apartment properties located in the Dublin, Ohio market.
For federal income tax purposes, we estimate that the depreciable basis in the Hilliard Grand property will be approximately $36,800,000. We will depreciate buildings based upon an estimated useful life of 27.5 years.

Acquisition of South Pointe at Valley Farms
On December 28, 2012, we acquired from a third party seller a fee simple interest in a 26.42-acre property with a partially completed multifamily residential project consisting of 32 completed units and a separate property with a clubhouse and amenities located in Louisville, Kentucky commonly known as South Pointe at Valley Farms, or the South Pointe property. We acquired the South Pointe property through SIR Valley Farms North, LLC, or SIR VF North, and SIR Valley Farms Clubhouse, LLC, or SIR VF Clubhouse, wholly-owned subsidiaries of our operating partnership.

SIR VF North and SIR VF Clubhouse acquired the South Pointe property for an aggregate purchase price of $5,275,000, excluding closing costs. SIR VF North and SIR VF Clubhouse funded the payment of the purchase price for the South Pointe property with a combination of (1) proceeds from our ongoing public offering and (2) a loan in the aggregate principal amount of $2,275,000 from Valley Farms Apartments, LLC, a Kentucky limited liability company, an unaffiliated third party.

An acquisition fee of approximately $107,800 was earned by our advisor in connection with the acquisition of the South Pointe property, which acquisition fee is expected to be paid to our advisor subject to the terms of our advisory agreement with our advisor. The capitalization rate for the South Pointe property as of the closing of the acquisition was 8.74%.

The South Pointe property is a residential community and development site that includes 32 completed residential units and entitlements to construct up to 256 additional residential units, as well as a separate property with clubhouse and amenities constructed in 2007. The South Pointe property is currently comprised of two sixteen-unit residential buildings and 3 single storage garage buildings on a 26.42-acre site. The apartments at the South Pointe property consist of a mix of two and three-bedroom units averaging 1,368 square feet per unit. Average in-place monthly rent at the South Pointe property was approximately $1,034 as of December 26, 2012. Unit amenities at the South Pointe property include a complete kitchen package, pantries, pre-wired cable television outlets, mini-blinds, walk-in closets, linen closets, private balconies or patios with storage closets, security alarms, washer and dryer connections and vaulted ceilings. Property amenities at the South Pointe property include a resort style pool and sundeck, gas grill and barbecue area, fitness center, laundry facility, community room, detached garages and scenic landscaping. Occupancy at the South Pointe property was 94% as of December 26, 2012. We engaged Steadfast Management to serve as the property manager for the South Pointe property.
Acquisition of Riverford Crossing
On December 28, 2012, we acquired from a third party seller a fee simple interest in a 300-unit multifamily residential community located in Frankfort, Kentucky, known as Riverford Crossing, or the Riverford property. We acquired the Riverford property through SIR Riverford, LLC, or SIR Riverford, a wholly-owned subsidiary of our operating partnership.

SIR Riverford acquired the Riverford property for an aggregate purchase price of $30,000,000, excluding closing costs. SIR Riverford funded the payment of the purchase price for the Riverford property with a combination of (1) proceeds from our ongoing public offering and (2) a loan in the aggregate principal amount of $21,900,000 from PNC pursuant to the requirements of the Freddie Mac Capital Markets Execution Program.

An acquisition fee of approximately $606,000 was earned by our advisor in connection with the acquisition of the Riverford property, which acquisition fee is expected to be paid to our advisor subject to the terms of our advisory agreement with our advisor. The capitalization rate for the Riverford property as of the closing of the acquisition was 6.7%.

The Riverford property is a 300-unit residential community constructed in 2011. The Riverford property is comprised of twenty-nine two and three-story residential buildings and a separate leasing office/clubhouse on a 29.08-acre site. The apartments at the Riverford property consist of a mix of one and two-bedroom units averaging 1,029 square feet per unit. Average in-place monthly rent at the Riverford property was approximately $857 as of December 10, 2012. Unit amenities at the Riverford property include well-equipped kitchens, ceiling fans, washer and dryer and central air conditioning. In addition, select units have vaulted ceilings, wood floors, patios/balconies and walk-in closets. Property amenities at the Riverford property include a clubhouse, resort-style swimming pool, fitness center and picnic area. Occupancy at the Riverford property was 94% as of December 10, 2012. We have engaged Steadfast Management to serve as the property manager for the Riverford property.

Acquisition of Keystone Farms Apartments
On December 28, 2012, we acquired from a third party seller a fee simple interest in a 90-unit multifamily residential community located in Nashville, Tennessee, known as Keystone Farms Apartments, or the Keystone property. We acquired the Keystone property through SIR Keystone, LLC, or SIR Keystone, a wholly-owned subsidiary of our operating partnership.

SIR Keystone acquired the Keystone property for an aggregate purchase price of $8,400,000, excluding closing costs. SIR Keystone funded the payment of the purchase price for the Keystone property with a combination of (1) proceeds from our ongoing public offering and (2) a loan in the aggregate principal amount of $6,200,000 from PNC pursuant to the requirements of the Fannie Mae DUS Supplemental Loan Program.
An acquisition fee of approximately $171,000 was earned by our advisor in connection with the acquisition of the Keystone property, which acquisition fee is expected to be paid to our advisor subject to the terms of our advisory agreement with our advisor. The capitalization rate for the Keystone property as of the closing of the acquisition was 6.89%.
The Keystone property is a 90-unit residential community constructed in 1998. The Keystone property is comprised of six two and three-story residential buildings and a separate leasing office/clubhouse on a 9.71-acre site. The apartments at the Keystone property consist of a mix of two and three-bedroom units averaging 1,155 square feet per unit. Average in-place monthly rent at the Keystone property was approximately $952 as of December 26, 2012. Unit amenities at the Keystone property include well-equipped kitchens, vaulted ceilings in selected units, ceiling fans, carpet and vinyl tile, washer and dryer connections, fireplaces, patios/balconies with outside storage, walk-in closets, and central air conditioning. Property amenities at the Keystone property include a swimming pool, fitness center, picnic area and playground. Occupancy at the Keystone property was 100% as of December 26, 2012. We have engaged Continental Property Management, LLC, or Continental, and Steadfast Management to jointly serve as the property manager for the Keystone property. SIR Keystone will pay Continental and Steadfast Management a monthly management fee in an amount equal to 2.75% and 1%, respectively, of the Keystone property’s gross collections (as defined in each of the Property Management Agreements for Continental and Steadfast Management).

Acquisition of Montecito Apartments
On December 31, 2012, we acquired from a third party seller a fee simple interest in a 268-unit multifamily residential community located in Austin, Texas, known as Montecito Apartments, or the Montecito property. We acquired the Montecito property through SIR Montecito, LLC, or SIR Montecito, a wholly-owned subsidiary of our operating partnership.
SIR Montecito acquired the Montecito property for an aggregate purchase price of $19,000,000, excluding closing costs. SIR Montecito funded the payment of the purchase price for the Montecito property with a combination of (1) proceeds from our ongoing public offering and (2) a loan in the aggregate principal amount of $14,250,000 from PNC pursuant to the requirements of the Freddie Mac Capital Markets Execution Program.
An acquisition fee of approximately $382,000 was earned by our advisor in connection with the acquisition of the Montecito property, which acquisition fee is expected to be paid to our advisor subject to the terms of our advisory agreement with our advisor. The capitalization rate for the Montecito property as of the closing of the acquisition was 7.25%.

The Montecito property is a 268-unit residential community constructed in 1984. The Montecito property is comprised of seventeen two and three-story residential buildings on a 10.4-acre site. The apartments at the Montecito property consist of a mix of one and two-bedroom units averaging 700 square feet per unit. Average in-place monthly rent at the Montecito property was approximately $792 as of December 26, 2012. Unit amenities at the Montecito property include well-equipped kitchens, patios/balconies with outside storage area and walk-in closets. In addition, select units have wood burning fireplaces, washer and dryer, designer wardrobes, ceiling fans, built-in bookcases and wood plank flooring. Property amenities at the Montecito property include a remodeled leasing office, new fitness center, pool with cascading fountain, covered parking, two laundry rooms and limited access gate. Occupancy at the Montecito property was 94% as of December 26, 2012. We have engaged Steadfast Management to serve as the property manager for the Montecito property.